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                                                                    EXHIBIT 99.1

                                 NEWS BULLETIN
                                     FROM:

                         THE FINANCIAL RELATIONS BOARD
                                 BSMG WORLDWIDE

                           RE: MKS INSTRUMENTS, INC.
                               Six Shattuck Road
                               Andover, MA 01810-2449
                               Nasdaq: MKSI

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FOR FURTHER INFORMATION:


AT THE COMPANY                                    THE FINANCIAL RELATIONS BOARD
--------------                                   -----------------------------
Ronald C. Weigner                               Glenn Sapadin   David Closs     Beth Lewis
Vice President and Chief Financial Officer      (general info)  (media info)   (analyst info)
(978) 975-2350                                  (212) 661-8030  (212) 661-8030 (617)369-9240

FOR IMMEDIATE RELEASE
January 26, 2001




                     MKS INSTRUMENTS CLOSES ON ASTEX MERGER
                COMBINED COMPANY OFFERS MOST COMPREHENSIVE SUITE
                           OF PROCESS CONTROL PRODUCTS


ANDOVER, MASS. - JANUARY 26, 2001 - MKS Instruments, Inc. (Nasdaq: MKSI), a leading supplier of gas measurement, control and analysis products used in semiconductor and other advanced manufacturing processes, today announced the closing of its acquisition of Applied Science and Technology, Inc. ("ASTeX"), following a vote of approval from both companies' shareholders. The combined company will have more than 2,000 employees, serving over 4,000 customers around the world through an enhanced MKS Global Customer Support organization. The transaction combines MKS, the leading supplier of gas process control products to the semiconductor industry, with ASTeX, the leading supplier of reactive gas solutions.

ASTeX(R) reactive gas generator and power delivery products will become part of a technologically advanced product family that includes MKS' Baratron(R) pressure measurement and control products, HPS(R) vacuum subsystem products, Mass-Flo(R) advanced materials delivery products, Spectra(TM) process monitor products, D.I.P.(TM) digital process control network products, and a growing range of Integrated Component Subsystems(TM) which combine products and technology from the MKS portfolio. This all-encompassing product line will provide MKS' customers a complete suite of best-in-class products to control processes and maximize productivity of their vacuum and gas-based manufacturing equipment. The combined products will monitor and control critical variables - pressure, gas flow, gas composition and energy - used in advanced manufacturing processes.





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MKS Instruments - ASTeX Close
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John Bertucci, Chairman and CEO of MKS Instruments, explained, "Not only do we have highly complementary product lines, a common customer base and a high degree of geographic and cultural fit, but this merger also provides us with the size and scale to be a one-stop supplier for our combined customers. Our goal for MKS is to participate in growing markets, to continually increase market share in the markets we serve, to add to our broad-based product and technology portfolio and to continue to develop the highly integrated products that our customers need. This merger helps drive all the thrusts of our growth strategy."

For the twelve months ended September 30, 2000 MKS and ASTeX combined revenues were $435 million.

Under the terms of a definitive agreement announced October 2, 2000, each outstanding share of ASTeX common stock will be exchanged for 0.7669 newly issued shares of common stock of MKS, resulting in the issuance of approximately
11.2 million MKS shares. Shares of ASTeX will stop trading on the Nasdaq at the close of business on January 26, 2001. According to MKS management, the transaction will be accounted for as a pooling of interests. Dr. Richard Post, Chairman and CEO of ASTeX, will serve MKS as Vice President of Business Development, reporting to John Bertucci, and will also serve on the Executive Committee of MKS. John Ross, President and COO of ASTeX, will continue to manage the new ASTeX Products group of MKS as Vice President and General Manager, reporting to Peter Younger, MKS President and COO.

ASTeX is MKS' fifth acquisition since going public in the spring of 1999, and is part of the Company's overall strategy to expand core product offerings and technology through strategic acquisitions and new product development. Other acquisitions during 2000 included Compact Instruments, with technology for advanced vacuum instrumentation; Telvac, with vacuum subsystem development and manufacturing capability for the European market; Spectra International, with a line of in-process monitoring products; and D.I.P. Inc., with products and technology for digital process control networks.


MKS Instruments, Inc. is a leading worldwide developer, manufacturer and supplier of instruments, components and subsystems used to measure, control and analyze gases in semiconductor manufacturing and similar industrial manufacturing processes. MKS Instruments, Inc. sold products to more than 4,000 customers in 1999. In addition to semiconductors, MKS' products are used in processes to manufacture a diverse range of products, such as optical filters, fiber optic cables, flat panel displays, magnetic and optical storage media, architectural glass, solar panels and lasers.



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MKS Instruments - ASTeX Close
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This report may contain projections or other forward-looking statements regarding future events or the future financial performance of MKS and ASTeX. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the challenges and risks involved with integrating the operations of MKS and ASTeX, potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS' and ASTeX's filings with the Securities and Exchange Commission, including their most recent filings on Form 10-K and 10-Q, for a discussion of these and other important risk factors concerning MKS and ASTeX and their respective operations.